Exhibit 10.31
CONSULTING AGREEMENT

AGREEMENT, dated as of April 8, 2009 between China America Holdings, Inc., a Florida corporation (the “Company”), and Dore Perler.  (the Consultant').

WITNESSETH:

WHEREAS, the Company has agreed to engage the Consultant to provide the Company with strategic consulting services related to the Company’s operations.

WHEREAS, the Consultant has agreed to provide such services upon the terms and for the consideration described herein;

WHEREAS, the Company and the Consultant now desire to memorialize their agreement in a formal written agreement.

NOW THEREFORE, in consideration of the mutual promises and benefits to be derived from this Agreement, the Company and the Consultant hereby agree as follows:

1.           Appointment, Services.

(a)           Effective upon April 8, 2009, the Company retains Consultant to render management consulting services, as described below, to the Company for a period terminating on December 31, 2009 (the “Term”).

(b)           During the Term, Consultant shall render to the Company management consulting advice and assume the role of Secretary of the company and Director of the Company., as well as other functions related to management services as shall reasonably be requested by the Board of Directors of the Company in connection with the operation of the business of the Company.

(c)   Consultant shall not be required to be based in any particular location to perform its duties hereunder.

2.           Payments to Consultant.

The Company shall issue the Consultant One Million Shares (1,000,000) of the Company’s Common Stock.

Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant, pursuant to this Agreement, any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.  In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations.

3.           Confidential Information.
The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and goodwill of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  By reason of being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States.  Therefore, Consultant hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During and after the Term, Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company.  Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand in writing.

4.           Indemnification.

The Company shall defend, indemnify and hold harmless Consultant, its affiliates, and each of their officers, directors, shareholders, employees and agents against any and all expenses, liabilities, costs, risks, and threats (including, but not limited to, all expenses of defense and investigation relating thereto), arising out of or related to this Agreement.  The Company shall have no obligation to indemnify and hold Consultant harmless for any such legal or other expense, loss, claim, damage, liability, alleged damage or alleged liability resulting from the recklessness or bad faith of the Consultant in performing the services which are the subject of this Agreement. The Company shall be responsible for and shall reimburse Consultant for all attorney’s fees or costs incurred in enforcing the indemnity obligations set forth in this paragraph. The obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have.  The provisions set forth in this paragraph shall survive any termination of this agreement.

If for any reason the foregoing indemnification is unavailable to the Consultant or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Consultant as a result of such loss, claim, damage, liability, alleged damage or alleged liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and the Consultant on the other hand but also the relative fault of the Company and the Consultant, as well as any relevant equitable considerations. In any instance in which the Company has indemnified the Consultant pursuant hereto and the Consultant recovers from third parties all or any part of the amount so indemnified by the Company, the Consultant shall promptly pay over to the Company the amount so recovered.  The provisions set forth in this section shall survive any termination of the authorization provided by this letter agreement.

7.           Severability.
The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable and the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

8.           Entire Agreement; Amendment.

This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing.

9.           Notices.

All notices, request demands and other communications hereunder shall be in writing and shall be deemed to have duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company: China America Holdings. 333 E. Hiuhua Road Shanghai, China 201811 ATTN: Shaoyin Wang	To the Consultant: Dore Perler

and/or to such other persons and addresses as any party shall have specified in writing to the other.

11.           Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Florida.

12.           Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

13.           Heading of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

China America Holdings, inc.

By:          /s/ Shaoyin Wang
Shaoyin Wang
CEO/President

Consultant

By:          /s/ Dore Perler
       Dore Perler